EXHIBIT (j)(7)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 133 to Registration Statement No. 02-90946 on Form N-1A ("Registration Statement") of Eaton Vance Mutual Funds Trust of our report dated December 20, 2006, relating to the financial statements and financial highlights of the Eaton Vance Structured Emerging Markets Fund (the "Fund"), which appears in the October 31, 2006 Annual Report to Shareholders of the Fund, which is also incorporated by reference into the Registration Staement. We also consent to the reference to us under the heading "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP Boston, Massachusetts February 25, 2008